As filed with the Securities and Exchange Commission on April 18, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Intelsat S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	98-1009418
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4, rue Albert Borschette, L-1246 Luxembourg

(Address of Principal Executive Offices, Including Zip Code)

Intelsat S.A. 2013 Equity Incentive Plan

Intelsat S.A. Amended and Restated 2008 Share Incentive Plan

(Full title of the plan)

Michelle V. Bryan, Esq.

Executive Vice President, General Counsel and Chief Administrative Officer

Intelsat S.A.

4, rue Albert Borschette

L-1246 Luxembourg

+352 27-84-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy, Esq.

Raphael M. Russo, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (4)
Common shares, nominal value $0.01 per share	8,611,972 shares (2)	N/A	N/A	N/A
Common shares, nominal value $0.01 per share	10,000,000 shares (3)	N/A	N/A	N/A
Total	18,611,972 shares			N/A

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2)	Consists of common shares issuable in respect of awards granted, and to be granted, under the Intelsat S.A. Amended and Restated 2008 Share Incentive Plan.
(3)	Consists of common shares issuable in respect of awards granted, and to be granted, under the Intelsat S.A. 2013 Equity Incentive Plan.
(4)	Computed in accordance with Rule 457(h) promulgated under the Securities Act. Due to the fact that there is currently no market for the Registrant’s common shares and that at the most recent practicable date prior to the filing of this Registration Statement the book value of the Registrant’s common shares was negative, no filing fee has been submitted for the common shares registered pursuant to this Registration Statement.

EXPLANATORY NOTE

Except as the context otherwise requires, references to “we,” “our,” “us,” “Intelsat,” the “Company” and the “Registrant” are to Intelsat S.A. and its consolidated subsidiaries.

Intelsat S.A. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act, as amended, to register 18,611,972 of its common shares, nominal value $0.01 per share, which we refer to as the common shares, that are reserved for issuance in respect of awards granted, or in respect of awards to be granted, under the Intelsat S.A. Amended and Restated 2008 Share Incentive Plan, which we refer to as the 2008 Share Plan, and the Intelsat S.A. 2013 Equity Incentive Plan, which we refer to as the 2013 Equity Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2008 Share Plan and the 2013 Equity Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Intelsat S.A., Attention: General Counsel, 4, rue Albert Borschette, L-1246 Luxembourg, telephone number: +352 27-84-1600.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by us are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Registration Statement on Form F-1, as amended (Registration No. 333-181527), initially filed with the Commission on May 18, 2012;

(b)	The description of the Registrant’s common shares set forth in the Registrant’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 15, 2013, and any amendment or report filed for the purpose of updating any such description; and

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the Registrant’s Registration Statement on Form F-1 referred to in (a) above.

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicate that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and made a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our articles of incorporation provide that our directors and officers and their heirs, executors and administrators will be indemnified and held harmless to the fullest extent permitted by Luxembourg law out of our assets for all actions, costs, charges, losses, damages and expenses they will or may incur or sustain by reason of any act done, concurred in or omitted to be done in the execution of their duties, other than in the case of their fraud or dishonesty. Our articles of incorporation also permit us to purchase and maintain insurance on behalf of a director or officer for any liability arising out of his or her actions as a director or officer of the Registrant or any direct or indirect subsidiary of the Registrant.

We maintain directors’ and officers’ insurance to protect our officers and directors from specified liabilities that may arise in the course of their service to us in those capacities. We also expect to enter into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

The forms of underwriting agreements filed as Exhibits 1.1 and 1.2 to our Registration Statement on Form F-1 (Registration No. 333-181527) also provide for indemnification of the Registrant and its directors and executive officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Document Description

3.1	Amended and Restated Articles of Incorporation of Intelsat S.A. (incorporated by reference to Exhibit 3.1 to Amendment No. 9 to the Registrant’s Registration Statement on Form F-1 (Registration No. 333-181527), filed with the Commission on April 9, 2013).

5.1	Opinion of Elvinger, Hoss & Prussen as to the validity of the securities being offered.*

10.1	Intelsat S.A. Amended and Restated 2008 Share Incentive Plan.*

10.2	Intelsat S.A. 2013 Equity Incentive Plan.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Elvinger, Hoss & Prussen (included in Exhibit 5.1).*

24.1	Powers of Attorney (included in signature pages).

*	Filed herewith.

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, D.C., on April 18, 2013.

INTELSAT S.A.

By:	/s/ Michelle Bryan
Name: Title:	Michelle Bryan Executive Vice President, General Counsel and Chief Administrative Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Michelle Bryan, Michael McDonnell and Linda Bartlett, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the SEC any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 18, 2013.

Signature	Title

/s/ David McGlade David McGlade	Chief Executive Officer, Chairman and Director (Principal Executive Officer)

/s/ Michael McDonnell Michael McDonnell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Linda Bartlett Linda Bartlett	Senior Vice President and Controller (Principal Accounting Officer)

/s/ Raymond Svider Raymond Svider	Director

/s/ Justin Bateman Justin Bateman	Director

/s/ Egon Durban Egon Durban	Director

/s Denis Villafranca Denis Villafranca	Director

/s/ Edward Kangas Edward Kangas	Director

/s/ Simon Patterson Simon Patterson	Director

/s/ Phillip Spector Phillip Spector	Director

/s/ Linda Bartlett Linda Bartlett	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.	Document Description

3.1	Amended and Restated Articles of Incorporation of Intelsat S.A. (incorporated by reference from Exhibit 3.1 to Amendment No. 9 to the Registrant’s Registration Statement on Form F-1 (Registration No. 333-181527), filed with the Commission on April 9, 2013).

5.1	Opinion of Elvinger, Hoss & Prussen as to the validity of the securities being offered.*

10.1	Intelsat S.A. Amended and Restated 2008 Share Incentive Plan.*

10.2	Intelsat S.A. 2013 Equity Incentive Plan.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Elvinger, Hoss & Prussen (included in Exhibit 5.1).*

24.1	Powers of Attorney (included in signature pages)

*	Filed herewith.